Exhibit 99.1

442 Littlefield Avenue
South San Francisco, CA 94080

KaloBios Elects Ronald A. Martell to Board of Directors

SOUTH SAN FRANCISCO, CA (April 22, 2015): KaloBios Pharmaceuticals, Inc. (Nasdaq: KBIO) today announced the election of experienced biopharmaceutical industry executive, Ronald A. Martell, to the KaloBios Board of Directors.

“Ron is a seasoned biotechnology industry executive with significant expertise in clinical development companies, garnered from numerous leadership positions in the life sciences industry at both large pharmaceutical and biotechnology companies,” said Ted W. Love, Chairman of the KaloBios Board of Directors. “We are very excited to have Ron joining the board at this time as his extensive knowledge and experience in the development and commercialization of oncology therapeutics makes him an excellent resource for KaloBios as the company continues to refine its strategic focus in oncology.”

Mr. Martell has more than 25 years’ experience building and managing unique businesses in the biotech industry, and most recently served as Chief Executive Officer at Sevion Therapeutics, prior to which he held similar roles at NeurogesX and at Poniard Pharmaceuticals.  Earlier in his career Mr. Martell served as Senior Vice President of Commercial Operations at ImClone Systems, where he built ImClone Systems’ worldwide commercial operations and field sales force to market and commercialize Erbitux® with partners Bristol-Myers Squibb and Merck KGaA. Prior to joining ImClone Systems, Mr. Martell worked for more than 10 years at Genentech in a variety of leadership positions, the last of which was Group Manager, Oncology. At Genentech, he was responsible for building the company’s oncology franchise including the launch of Herceptin® for metastatic HER-2 positive breast cancer and Rituxan® for non-Hodgkin’s lymphoma.  Mr. Martell began his career at Roche Pharmaceuticals.

About KaloBios

KaloBios Pharmaceuticals, Inc. is developing a portfolio of proprietary first-in-class monoclonal antibodies designed to treat severe life-threatening or debilitating diseases for which there is an unmet medical need, with a focus on cancer.

Currently, KaloBios is focused on the advancement of the following oncology programs in clinical development:

•                  KB004 is an anti-EphA3 mAb with the potential to treat hematologic malignancies and solid tumors. KaloBios is running an ongoing Phase 1/2 study evaluating KB004 in hematologic malignancies. The Phase 1 dose escalation portion of the study in subjects with hematologic malignancies is fully enrolled, and KaloBios has initiated the Phase 2 expansion portion of the study. The Phase 2 study, which is screening patients for EphA3 expression, is currently focused on patients with myelofibrosis (MF) and myelodysplastic syndrome (MDS). KaloBios is evaluating other potential oncology indications for KB004, including additional hematologic malignancies as well as solid tumors.

•                  KB003 is an anti-GM-CSF mAb that KaloBios intends to evaluate in oncology indications where GM-CSF may play a key role such as chronic myelomonocytic leukemia (CMML). KaloBios is working with clinical investigators to commence clinical evaluation of KB003 in this patient population by the second half of 2015.

All of the company’s antibodies were generated using its proprietary Humaneered® technology, a method that converts nonhuman antibodies (typically mouse) into recombinant antibodies that have a high binding affinity to their target and are designed for chronic therapeutic use. The company believes that antibodies produced using its Humaneered® technology offer important clinical and economic advantages over antibodies generated by other methods in terms of high binding affinity, high manufacturing yields, and minimal to no immunogenicity (inappropriate immune response) upon repeat administration in humans.

For more information on KaloBios Pharmaceuticals, please visit our web site at http://www.kalobios.com.

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and statements regarding the company’s clinical development of KB004 and KB003. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the potential timing and outcomes of clinical studies of KB004 undertaken now or in the future; the ability of the company to timely source adequate supply of its development products from third party manufacturers on whom the company depends; the potential, if any, for future development of KB003 and KB001-A; the company’s limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that the company has initiated or plans to initiate; the company’s ability to successfully progress, partner or complete further development of its programs; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the company’s ability to protect the company’s intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the company’s products; and other factors listed under “Risk Factors” in the company’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2014, the Annual Report on Form 10-K filed on March 16, 2015, and the company’s other filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The company has no obligation, and expressly disclaims any obligation to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, visit http://www.kalobios.com.

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Contact:

Herb Cross
Chief Financial Officer
KaloBios Pharmaceuticals, Inc.
(650) 243-3114

ir@kalobios.com

Media Contact:

Joan E. Kureczka
Kureczka/Martin Associates
Tel:  (415) 821-2413

Mobile:  (415) 690-0210
Joan@Kureczka-Martin.com